Alcoa and subsidiaries                                 EXHIBIT 11

           Computation of Earnings per Common Share
           For the six months ended June 30
               (in millions, except share amounts)


                                                1996         1995
                                                ----         ----
 1. Income applicable to common stock*           $309.4       $412.2

 2. Weighted average number of common
     shares outstanding during the period   175,254,973  178,424,528

 3. Primary earnings per common share
      (1 divided by 2)                            $1.77        $2.31

 4. Fully diluted earnings (1)                   $309.4       $412.2

 5. Shares issuable under compensation           33,780       24,046
     plans

 6. Shares issuable upon exercise of
     dilutive outstanding stock options       1,310,246    1,194,010
     (treasury stock method)

 7. Fully diluted shares (2 + 5 + 6)        176,598,999  179,642,584

 8. Fully diluted earnings per common
     share (4 divided by 7)                       $1.75        $2.29



*  After preferred dividend requirement

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